UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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First Solar, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

April 21, 2008

Dear Shareholder:

You are cordially invited to attend First Solar, Inc.’s annual meeting of shareholders to be held on Friday, May 23, 2008, at 10:00 a.m., local time, at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040.

Details regarding admission to the annual meeting and the business to be conducted are described in the accompanying notice of annual meeting and proxy statement. Included with the proxy statement is a copy of our 2007 annual report. We encourage you to read our annual report. It includes our audited financial statements and information about our operations, markets and products.

It is important that your shares be represented at the annual meeting. To ensure your representation at the annual meeting, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. If you attend the annual meeting, you may vote in person even if you have previously returned a proxy card.

I look forward to greeting those of you who are able to attend the annual meeting in Phoenix.

Sincerely,

Michael J. Ahearn
Chairman of the Board and
Chief Executive Officer

FIRST SOLAR, INC.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of First Solar, Inc. will be held on Friday, May 23, 2008, at 10:00 a.m., local time. The annual meeting will take place at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040.

The purposes of the annual meeting are as follows:

1. to elect eight members of the board of directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected and qualified;

2. to ratify the appointment of PricewaterhouseCoopers LLP as First Solar, Inc.’s independent registered public accounting firm for the fiscal year ending December 27, 2008; and

3. to transact such other business as may properly come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above or on any date or dates to which the annual meeting may be adjourned or postponed.

The close of business on April 17, 2008 is the record date for determining shareholders entitled to vote at the annual meeting. Only holders of First Solar, Inc.’s common stock as of the record date are entitled to vote on some or all of the matters listed in this notice of annual meeting. A complete list of shareholders entitled to vote at the annual meeting will be available for inspection by shareholders during normal business hours at First Solar, Inc.’s corporate headquarters located at 350 West Washington Street, Suite 600, Tempe, Arizona 85281, during the ten days prior to the annual meeting as well as at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

John T. Gaffney
Corporate Secretary
April 21, 2008

Your vote is important.

Whether or not you plan to attend the annual meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope. Any shareholder of record who is present at the annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy.

FIRST SOLAR, INC.
350 West Washington Street,
Suite 600
Tempe, Arizona 85281

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of First Solar, Inc., a Delaware corporation (“First Solar” or the “Company”), for use at the annual meeting of the Company’s shareholders to be held on Friday, May 23, 2008, at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040, commencing at 10:00 a.m., local time, and at any adjournment or postponement. This proxy statement, the notice of annual meeting, the accompanying proxy and the annual report to shareholders are first being mailed to shareholders on or about April 21, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders are being asked to consider and vote upon the following matters:

•	the election of eight members of our board of directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected and qualified; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2008.

The shareholders will also transact any other business that may properly come before the annual meeting.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares (1) “FOR” each of the nominees to the board of directors and (2) “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2008 fiscal year.

Who is entitled to vote?

The record date for the annual meeting is April 17, 2008. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. Attendance at the meeting will be limited to such shareholders of record, their proxies, beneficial owners having evidence of ownership on that date and invited guests of the Company.

The Company’s sole outstanding capital stock is its common stock, par value $0.001 per share. Each holder of the Company’s common stock is entitled to one vote per share on each matter submitted at the annual meeting. At the close of business on the record date there were 79,735,626 shares of the Company’s common stock outstanding and eligible to vote at the annual meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most First Solar shareholders hold their shares through a broker or other nominee rather than directly in their own name.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by First Solar. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting. First Solar has enclosed or sent a proxy card for you to use.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

How do I vote?

Shares held in your name as the shareholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the annual meeting.

A shareholder who holds shares of our common stock of record and not beneficially in street name may vote shares by giving a proxy via mail. To vote your proxy by mail, indicate your voting choices, sign and date your proxy and return it in the postage-paid envelope provided.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

Can I change my vote after I submit my proxy?

Yes, you may change your vote at any time prior to the vote at the annual meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to First Solar’s Corporate Secretary at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of voting stock outstanding on the record date, determined by voting power, will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the chairman of the annual meeting may adjourn the annual meeting until a quorum is present.

What is the voting requirement to approve each of the proposals?

In the election of directors, the affirmative vote of a plurality of the votes cast is required to elect the eight nominees as directors. This means that the eight nominees will be elected if they receive more affirmative votes than any other person. You may not accumulate your votes for the election of directors.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2008 requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes”. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Who pays for the costs of soliciting proxies?

The Company will pay the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. We have hired Georgeson Shareholders Communications Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholders Communications Inc. a fee of less than $10,000 plus customary costs and expenses for these services. In addition to solicitation by mail, directors, officers and associates (which is our term for employees and is used throughout this proxy statement to mean employees) of the Company may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD ON MAY 23, 2008

The Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and the 2007 Annual Report are available at http://investor.firstsolar.com/annuals.cfm.

CORPORATE GOVERNANCE

We adopted corporate governance guidelines that address the governance activities of the board of directors and include criteria for determining the independence of the members of our board. These guidelines are in addition to the requirements of the Securities and Exchange Commission (the “Commission”) and The NASDAQ Stock Market. The guidelines also include requirements for the standing committees of the board, responsibilities for board members and the annual evaluation of the board’s and its committees’ effectiveness. The corporate governance guidelines are available on our website at www.firstsolar.com. At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

Although we include references to our website throughout this proxy statement, any information that is included on our website is not part of this proxy statement.

Independence

The board of directors has determined that the following directors are “independent” as required by applicable laws and regulations, by the listing standards of The NASDAQ Stock Market and by our corporate governance guidelines: Craig Kennedy, James F. Nolan, J. Thomas Presby, Michael Sweeney, Paul H. Stebbins and José H. Villarreal. Bruce Sohn was also independent in accordance with these standards until he became president of First Solar in March 2007. The board of directors has also concluded that the members of each of the audit, compensation and nominating and governance committees are “independent” in accordance with these same standards.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all directors and associates, including our chief executive officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all associates. The code of business conduct and ethics is posted on our website at www.firstsolar.com. Any substantive amendment to, or waiver from, any provision of the code of business conduct and ethics with respect to any director or executive officer will be posted on our website.

Board of Directors Structure and Committee Composition

Our board of directors is currently composed of eight directors and an audit committee, compensation committee and nominating and governance committee. The committee membership and meetings during 2007 and the function of each of the committees are described below.

During 2007, the board of directors held 13 meetings and acted by written consent once. Each director attended at least 75% of the aggregate of all board of directors meetings and committee meetings for the committees on which he serves.

		Compensation	Nominating and Governance
Board of Directors Member	Audit Committee	Committee	Committee

Michael J. Ahearn	—	—	—
Bruce Sohn	Member until March 2007	—	—
Craig Kennedy	Member	—	Member
James F. Nolan	—	—	Member
J. Thomas Presby	Chair	—	Member
Paul H. Stebbins	Member	Member	Member
Michael Sweeney	Member until September 2007	Chair	Member
José H. Villarreal	—	Member	Chair

Audit Committee

The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board of directors the results of these activities, including the systems of internal controls established by management and the board of directors, our audit and compliance process and financial reporting. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, considers the compatibility of any non-audit services provided by the independent registered public accounting firm with the independence of such independent registered public accounting firm and reviews the independence of the independent registered public accounting firm. During 2007, the audit committee held 12 meetings.

J. Thomas Presby (Chair), Craig Kennedy and Paul H. Stebbins serve on our audit committee. Bruce Sohn served on our audit committee until becoming the president of the Company in March 2007, at which time Mr. Sweeney replaced him on the audit committee. Mr. Kennedy replaced Mr. Sweeney on the audit committee upon his appointment to the board of directors in September 2007. Each member of the audit committee meets the standards for financial knowledge for companies listed on The NASDAQ Stock Market. In addition, the board of directors has determined that Mr. Presby is qualified as an audit committee financial expert within the meaning of Commission regulations.

The audit committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the audit committee’s charter is available on our website at www.firstsolar.com.

Compensation Committee

The compensation committee reviews and recommends compensation and benefit plans for our officers and directors, including non-associate directors, reviews the base salary and incentive compensation for each executive officer, reviews and approves corporate goals and objectives relevant to our Chief Executive Officer’s compensation, administers our incentive compensation program for key executive and management associates and reviews and approves employee benefit plans. During 2007, the compensation committee held eight meetings and acted by written consent seven times.

Michael Sweeney (Chair), Paul H. Stebbins and José H. Villarreal serve on our compensation committee.

The compensation committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the compensation committee’s charter is available on our website at www.firstsolar.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has been an executive officer or associate of our Company during our last completed fiscal year. During our last completed fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Nominating and Governance Committee

The board of directors formed a nominating and governance committee on January 31, 2008. The nominating and governance committee reviews and assesses the composition and performance of the board and its committees, assesses candidates for appointment to the board and recommends to the board of directors whether such candidates should stand for election at the next meeting of stockholders, and reviews and assesses the Company’s corporate governance policies and guidelines.

José H. Villarreal (Chair), Craig Kennedy, James F. Nolan, J. Thomas Presby, Paul H. Stebbins and Michael Sweeney serve on our nominating and governance committee.

The nominating and governance committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the nominating and governance committee’s charter is available on our website at www.firstsolar.com.

Nomination Procedures

Director nominees are recommended for selection by the board of directors by the nominating and governance committee. In considering new nominees for the board of directors, the nominating and governance committee considers qualified individuals who, if added to the board of directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. In accordance with the corporate governance guidelines adopted by the board of directors, criteria for selection of candidates include, but are not limited to: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, technology, finance and accounting, marketing, government relations and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

The board of directors does not have a specific policy for consideration of nominees recommended by security holders due to the fact that, as of April 14, 2008, the Estate of John T. Walton and its affiliates control approximately 44% of our outstanding common stock and their vote has a significant influence on whether any director nominee recommended by the board of directors or a security holder is elected to the board of directors. However, security holders can recommend a prospective nominee for the board of directors as described below. There have been no recommended nominees from security holders.

Our bylaws require that a shareholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the Corporate Secretary of the Company not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the annual meeting for which the recommendation is submitted is more than

30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, such recommendation must be received by the Corporate Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

Shareholders may contact our Corporate Secretary at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281 for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making shareholder proposals.

Shareholder Communications with Directors

A shareholder who wishes to communicate directly with the board of directors, a committee of the board of directors or with an individual director regarding matters related to First Solar should send the communication to:

First Solar, Inc.
Attn: Corporate Secretary
350 West Washington Street
Suite 600
Tempe, Arizona 85281

We will forward all shareholder correspondence about First Solar to the board of directors, committee or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Attendance at Shareholder Meetings

The Company does not have a policy on directors attending the annual shareholders’ meetings. Last year’s annual shareholders’ meeting was held on May 25, 2007 in Phoenix, Arizona and was attended by two directors.

DIRECTORS

The Company’s directors are elected annually. The nominees to the board of directors elected at the annual meeting will be elected to serve until the next annual meeting of shareholders or until their respective successors have been elected and qualified. The following information provided with respect to the principal occupation, affiliations and business experience during the last five years for each of the nominees to the board of directors has been furnished to us by such nominees.

The name and certain information regarding each nominee are set forth below as of April 21, 2008. There are no family relationships among directors or executive officers of First Solar.

Name	Age	Current Position with First Solar	Director Since

Michael J. Ahearn	51	Chief Executive Officer, Chairman	2000
Bruce Sohn	46	President, Director	2003
Craig Kennedy	55	Director	2007
James F. Nolan	76	Director	2003
J. Thomas Presby	68	Director	2006
Paul H. Stebbins	51	Director	2006
Michael Sweeney	50	Director	2003
José H. Villarreal	54	Director	2007

Michael J. Ahearn has served as the chief executive officer and chairman of First Solar since August 2000. Mr. Ahearn also served as president of First Solar from August 2000 to March 2007. From 1996 until November 2006, he was a partner and president of the equity investment firm JWMA Partners, LLC, or JWMA (formerly True North Partners, L.L.C.). Prior to joining JWMA, Mr. Ahearn practiced law as a partner in the firm of Gallagher & Kennedy. He received both a B.A. in Finance and a J.D. from Arizona State University.

Bruce Sohn was elected a director of First Solar in July 2003 and has served as president of First Solar since March 2007. Prior to joining First Solar as president, Mr. Sohn worked at Intel Corporation for 24 years, where he most recently served as plant manager. He is a senior member of IEEE and a certified Jonah. Mr. Sohn has been a guest lecturer at several universities, including the Massachusetts Institute of Technology and Stanford University. He graduated from the Massachusetts Institute of Technology with a degree in Materials Science and Engineering.

Craig Kennedy was appointed a director of First Solar in September 2007. Mr. Kennedy has been president of the German Marshall Fund since 1995. The German Marshall Fund focuses its activities on bridging U.S.-European differences on foreign policy, economics, immigration and the environment. Mr. Kennedy began his career in 1980 as a program officer at the Joyce Foundation in Chicago. Mr. Kennedy was president of the Joyce Foundation between 1986 and 1992, where he built the Foundation’s environmental program and launched a new program on U.S. immigration policy. Mr. Kennedy left the Joyce Foundation in 1992 to work for Richard J. Dennis, a Chicago investor and philanthropist. During this same period, Mr. Kennedy created a consulting firm working with nonprofit and public sector clients. Mr. Kennedy serves on the board of the nonprofit Thomas B. Fordham Foundation, the Rocky Mountain Institute, the European Foundation Center, and as an independent trustee of the Van Kampen mutual funds.

James F. Nolan was elected a director of First Solar in February 2003. Mr. Nolan served as the vice president of operations with Solar Cells, Inc., and was responsible for research, development and manufacturing operations. He designed and built early prototype equipment for First Solar’s pilot manufacturing line and led the team that developed the process for producing large area thin film cadmium telluride solar modules. Mr. Nolan worked as a part-time consultant for First Solar from November 2000 until March 2007. Mr. Nolan has over 35 years of experience in physics, engineering, research and development, manufacturing and process design with companies such as Westinghouse, Owens Illinois, Glasstech and Photonics Systems. Mr. Nolan holds more than 10 patents in areas of flat panel electronic displays and photovoltaic devices and processes. Mr. Nolan earned his B.S. in Physics from the University of Scranton (Pennsylvania) and a doctorate in Physics from the University of Pittsburgh.

J. Thomas Presby was elected a director of First Solar in August 2006. Mr. Presby has used his business experience and professional qualifications to forge a second career of essentially full-time board service since he retired in 2002 as a partner in Deloitte Touche Tohmatsu. At Deloitte he held numerous positions in the United States and abroad, including the posts of Deputy Chairman and Chief Operating Officer. He now serves as a director and audit committee chair for the Company, American Eagle Outfitters, Inc., Invesco Ltd., Tiffany & Co., TurboChef Technologies and World Fuel Services Corporation As Mr. Presby has no significant business activities other than board service, he is available full time to fulfill his board responsibilities. He is a certified public accountant and a holder of the NACD Certificate of Director Education. He holds a BSEE from Rutgers University and an MBA from Carnegie Mellon University.

Paul H. Stebbins was elected a director of First Solar in December 2006. Mr. Stebbins has served as the chairman and chief executive officer of World Fuel Services Corporation since July 2002 and has served as a director of World Fuel since June 1995. Between July 2000 and 2002, Mr. Stebbins also served as president and chief operating officer of World Fuel. In 1985, Mr. Stebbins co-founded Trans-Tec Services, a global marine fuel service company acquired by World Fuel in 1995.

Michael Sweeney was elected a director of First Solar in July 2003. Mr. Sweeney joined Goldner Hawn Johnson & Morrison (GHJM) as a Managing Director in 2000 and was elected Managing Partner in November 2001. He had previously served as president of Starbucks Coffee Company (UK) Ltd. in London and held various operating management and corporate finance roles. After starting his career with Merrill Lynch in New York and Phoenix, he built and sold an investment banking boutique. Subsequently, Mr. Sweeney developed and sold franchise companies in the Blockbuster and Papa John’s systems. Mr. Sweeney serves on the boards of the following GHJM portfolio companies: Allen-Edmonds Shoe Corporation, Transport Corporation of America, Inc., Vitality Foodservice, Inc., and is the chairman of Wilsons, The Leather Experts, Inc. Mr. Sweeney graduated from Swarthmore College.

José H. Villarreal was appointed a director of First Solar in September 2007. Mr. Villarreal is a partner with the law firm of Akin Gump Strauss Hauer & Feld LLP and practices primarily in the domestic policy area. Prior to joining Akin Gump, Mr. Villarreal served as an assistant attorney general in the Public Finance Division of the

Texas Attorney General’s office. Mr. Villarreal has long been active in civic affairs and has served on the governing boards of numerous organizations, both public and private. He was recently elected chairman of the board of directors of the New America Alliance and currently serves on the board of directors of The PMI Group, Inc. From 1998 to 2006, he served on the board of directors of Wal-Mart Stores, Inc., where he chaired the Compensation, Nominating and Governance Committee and served as lead independent director. From October 1993 to May 1999, Mr. Villarreal served as a presidential appointee to the board of directors of Fannie Mae. He has served as chairman of the board of the National Council of La Raza, and as vice chairman of the board of the U.S. Congressional Hispanic Caucus Institute.

NON-ASSOCIATE DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting the compensation of non-associate directors, we consider the significant amount of time that the members of the board of directors expend in fulfilling their duties to First Solar as well as the experience level we require to serve on the board of directors. The board of directors, through its nominating and governance committee, annually reviews the compensation and compensation policies for non-associate members of the board of directors. Pursuant to our Corporate Governance Guidelines, in recommending non-associate director compensation the nominating and governance committee is guided by three goals: (i) compensation should fairly pay directors for work required for a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our shareholders; and (iii) the structure of the compensation should be clearly disclosed to our shareholders.

Cash Compensation

Beginning in the second half of 2006, non-associate directors receive annual compensation of a $50,000 cash retainer (payable quarterly) and are not paid any fees for attending board meetings or committee meetings. Prior to the second half of 2006, we paid our non-associate directors $6,250 for each meeting attended.

Equity Compensation

We also compensate our independent directors with a $50,000 stock grant, payable quarterly. The chairman of the audit committee also receives an additional annual $25,000 stock grant, payable quarterly. With respect to such quarterly stock grants, our practice is to issue the stock at the end of the quarter to our independent directors. Our practice is not to time the date of these awards, and we do not take account of any internal “black outs”, during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, or whether we are or are not in possession of undisclosed material facts and without regard to whether any undisclosed material facts could be perceived as potentially positive or negative.

Other

We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of our Company.

Compensation of Associate Directors

Directors who are officers or associates of our Company do not receive any additional compensation for serving as directors, except for reimbursement of their expenses in fulfilling their duties. Mr. Sohn served as a non-associate director from 2003 until his appointment as First Solar President in March of 2007. He was compensated as a non-associate director until March 11, 2007 and was compensated as a full-time associate for the remainder of the year. Mr. Ahearn was compensated as a full-time associate and officer, receiving no additional compensation for service as a board member during 2007. Information regarding the compensation awarded to Messrs. Sohn and Ahearn is included in the Summary Compensation Table on page 24 of this proxy statement.

Non-Associate Director Compensation Table

The following table sets forth information with respect to compensation earned by our non-associate directors for the fiscal year ended December 29, 2007.

	Fees Earned		Stock		Option	All Other
	or Paid in		Awards		Awards	Compensation		Total
Name	Cash ($)(1)		($)(2)(3)		($)(2)(3)	($)(4)		($)

Craig Kennedy	13,472	(5)	13,262	(5)	—	—		26,734
James F. Nolan	37,500	(6)	37,655	(6)	—	22,500	(10)	97,655
J. Thomas Presby	50,000		75,068	(8)(9)	—	—		125,068
Bruce Sohn	12,500	(7)	8,328	(7)	—	—		20,828
Paul H. Stebbins	50,000		50,174	(8)	—	—		100,174
Michael Sweeney	50,000		50,174	(8)	—	—		100,174
José H. Villarreal	13,472	(5)	13,262	(5)	—	—		26,734

(1)	For a description of annual non-associate director retainer fees related to cash compensation, see the disclosure above under “Cash Compensation”.

(2)	For a description of annual non-associate director retainer fees related to equity compensation, see the disclosure above under “Equity Compensation.” The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, in accordance with FAS 123R, of awards pursuant to the Company’s 2006 Omnibus Incentive Compensation Plan and the 2003 Unit Option Plan and thus may include amounts from awards granted both in and prior to 2007. The assumptions used in the calculation of these amounts are included in Note 16, “Share-based Compensation” to the Company’s audited financial statements for the fiscal year ended December 29, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	The number of outstanding equity awards as of December 29, 2007 is as follows:

Option Awards	Stock Awards
Number of	Number of
Securities	Securities	Number of	Market Value
Underlying	Underlying	Option	Shares or	of Shares or
Unexercised	Unexercised	Exercise	Option	of Stock	Units of Stock
Grant	Options (#)	Options (#)	Price	Expiration	Grant	That Have	That Have
Name	Date	Exercisable	Unexercisable	($)	Date	Date	Not Vested	Not Vested

Craig Kennedy	—	—	—	—	—	—	—	—

Total	—	—	—	—	—	—	—	—
James F. Nolan	12/15/2003	20,500	—	2.06	12/15/2013	—	—	—
1/12/2004	24,250	—	2.06	1/12/2014	—	—	—

Total	—	44,750	—	—	—	—	—	—
J. Thomas Presby	—	—	—	—	—	—	—	—

Total	—	—	—	—	—	—	—	—
Bruce Sohn	12/14/2005	32,750	(11)	—	4.54	12/14/2015	—	—	—

Total	—	32,750	—	—	—	—	—	—
Paul H. Stebbins	—	—	—	—	—	—	—	—

Total	—	—	—	—	—	—	—	—
Michael Sweeney	12/14/2005	24,750	—	4.54	12/14/2015	—	—	—

Total	—	24,750	—	—	—	—	—	—
José H. Villarreal	—	—	—	—	—	—	—	—

Total	—	—	—	—	—	—	—	—

(4)	One component of All Other Compensation represents travel expenses reimbursed by the Company to attend board meetings. During fiscal 2007, none of the directors received reimbursements for amounts greater than or equal to $10,000. Refer to note 10 for a description of Mr. Nolan’s All Other Compensation.

(5)	Messrs. Kennedy and Villarreal began their service as directors in September 2007. They each received a prorated cash award of $972 in addition to their fourth quarter of 2007 cash award of $12,500. They received a prorated stock grant of six shares on September 28, 2007 at a market price of $117.74 per share, as of that date. The grant date fair value of these shares was $706. On December 31, 2007, they were issued 47 shares, with respect to service in 2007, at a market price of $267.14 per share, as of that date. The grant date fair value of these shares was $12,556.

(6)	Mr. Nolan provided consulting services to First Solar through March 2007. During the first quarter of 2007, he did not receive a cash retainer of $12,500 or the stock award granted on April 2, 2007. On June 29, 2007, 140 shares were issued at a market price of $89.29 per share, as of that date. The grant date fair value of these shares was $12,501. On September 28, 2007, 107 shares were issued at a market price of $117.74 per share, as of that date. The grant date fair value of these shares was $12,598. On December 31, 2007, 47 shares were issued, with respect to service in 2007, at a market price of $267.14 per share, as of that date. The grant date fair value of these shares was $12,556.

(7)	Mr. Sohn was compensated as a non-associate director until March 11, 2007 and was compensated as a full-time associate for the remainder of the year. During the first quarter of 2007, he received a cash retainer of $12,500 and a prorated stock award. On April 2, 2007, 149 shares were issued at a market price of $55.89 per share, as of that date. The grant date fair value of these shares was $8,328.

(8)	On April 2, 2007, 224 shares were issued at a market price of $55.89 per share, as of that date. The grant date fair value of these shares was $12,519. On June 29, 2007, 140 shares were issued at a market price of $89.29 per share, as of that date. The grant date fair value of these shares was $12,501. On September 28, 2007, 107 shares were issued at a market price of $117.74 per share, as of that date. The grant date fair value of these shares was $12,598. On December 31, 2007, 47 shares were issued, with respect to service in 2007, at a market price of $267.14 per share, as of that date. The grant date fair value of these shares was $12,556.

(9)	As the 2007 audit committee chairman, Mr. Presby received an additional annual $25,000 stock grant. On April 2, 2007, 112 shares were issued at a market price of $55.89 per share, as of that date. The grant date fair value of these shares was $6,260. On June 29, 2007, 70 shares were issued at a market price of $89.29 per share, as of that date. The grant date fair value of these shares was $6,250. On September 28, 2007, 53 shares were issued at a market price of $117.74 per share, as of that date. The grant date fair value of these shares was $6,240. On December 31, 2007, 23 shares were issued, with respect to service in 2007, at a market price of $267.14 per share, as of that date. The grant date fair value of these shares was $6,144.

(10)	This amount represents consulting fees paid to Mr. Nolan through March of 2007 for his consulting services to First Solar. Mr. Nolan was not paid non-associate director retainer fees during the first quarter of 2007. As of April 1, 2007 Mr. Nolan was no longer providing consulting services to First Solar and received non-associate director retainer fees throughout the remainder of the fiscal year. Mr. Nolan is now considered an independent director.

(11)	These options were fully vested upon the grant date on December 14, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 14, 2008, by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned. Except as indicated below, the address for each shareholder, director or named executive officer is c/o First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

This table assumes 79,722,626 shares of common stock outstanding as of April 14, 2008, assuming no exercise of outstanding options.

	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned(1)	Owned(1)

Beneficial Owners of 5% or More
S. Robson Walton(2)	35,105,859	44.0%
Jim C. Walton(3)	35,105,859	44.0%
Alice L. Walton(4)	35,105,859	44.0%
Estate of John T. Walton(5)	23,003,857	28.9%
JCL Holdings, LLC(6)	12,102,002	15.2%
Directors and Named Executive Officers
Michael J. Ahearn	3,573,839	4.5%
I. Paul Kacir(7)	6,997	*
Craig Kennedy	279	*
Jens Meyerhoff(8)	11,250	*
James F. Nolan(9)	45,398	*
J. Thomas Presby	2,419	*
Kenneth M. Schultz(10)	424,800	*
Bruce Sohn(11)	59,207	*
Paul H. Stebbins	3,988	*
Michael Sweeney(12)	25,613	*
José H. Villarreal	107	*
All directors and executive officers as a group (11 persons)(13)	4,153,897	5.2%

*	Less than one percent.

(1)	The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the “Commission”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 14, 2008 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers) with respect to the shares shown as beneficially owned.

(2)	The number and percentage of shares of common stock shown in the table as beneficially owned by S. Robson Walton represent (a) 12,102,002 shares held by JCL Holdings, LLC, as to which S. Robson Walton, as a managing member thereof, shares voting and dispositive power with Jim C. Walton and Alice L. Walton, each individually as managing members, and (b) 23,003,857 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives, share dispositive and voting power (such shares are also shown by the Estate of John T. Walton and JCL Holdings, LLC as having sole voting and dispositive power). The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of S. Robson Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(3)	The number and percentage of shares of common stock shown in the table as beneficially owned by Jim C. Walton represent (a) 12,102,002 shares held by JCL Holdings, LLC, as to which Jim C. Walton, as a managing member thereof, shares voting and dispositive power with S. Robson Walton and Alice L. Walton, each individually as managing members, and (b) 23,003,857 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives, share dispositive and voting power (such shares are also shown by the Estate of John T. Walton and JCL Holdings, LLC as having sole voting and dispositive power). The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants and for that reason, Jim C. Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of Jim C. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(4)	The number and percentage of shares of common stock shown in the table as beneficially owned by Alice L. Walton represent (a) 12,102,002 shares held by JCL Holdings, LLC, as to which Alice L. Walton, as a managing member thereof, shares voting and dispositive power with S. Robson Walton and Jim C. Walton, each individually as managing members, and (b) 23,003,857 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives, share dispositive and voting power (such shares are also shown by the Estate of John T. Walton and JCL Holdings, LLC as having sole voting and dispositive power). The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants and for that reason, Alice L. Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of Alice L. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(5)	The number and percentage of shares of common stock shown in the table as beneficially owned by the Estate of John T. Walton represent 23,003,857 shares held directly by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives of the Estate of John T. Walton, share voting and dispositive power. The shares held by the Estate of John T. Walton are held for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton, Jim C. Walton and Alice L. Walton disclaim beneficial ownership of such shares. The address of the Estate of John T. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(6)	The number and percentage of shares of common stock shown in the table as beneficially owned by JCL Holdings, LLC represent 12,102,002 shares held directly by JCL Holdings, LLC as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, each individually as managing members thereof, share voting and dispositive power. The shares held by JCL Holdings, LLC are held for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton, Jim C. Walton and Alice L. Walton disclaim beneficial ownership of such shares. The address of JCL Holdings, LLC is P.O. Box 1860, Bentonville, Arkansas 72712.

(7)	Includes 5,497 shares of common stock issuable upon the exercise of stock options.

(8)	Includes 6,250 shares of common stock issuable upon the exercise of stock options.

(9)	Includes 44,750 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 424,800 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 50,250 shares of common stock issuable upon the exercise of stock options.

(12)	Includes 24,750 shares of common stock issuable upon the exercise of stock options.

(13)	Includes 556,297 shares of common stock issuable upon the exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since December 31, 2006, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a material interest, other than in connection with the transactions described below.

Related Party Debt

We had no related party debt outstanding at December 29, 2007 and we did not pay any interest to related parties during the year ended December 29, 2007.

Registration Rights

We entered into a registration rights agreement with the Estate of John T. Walton, JCL Holdings, LLC and Michael J. Ahearn. The registration rights agreement provides for piggyback registration rights if we register equity securities under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain lock-up provisions and exceptions. In addition, subject to certain lock-up provisions and exceptions, Michael J. Ahearn has three demand rights, JCL Holdings, LLC has five demand rights and the Estate of John T. Walton has unlimited demand rights, provided that the Estate of John T. Walton may only exercise one such demand right within any 365-day period. Following the termination of the Estate of John T. Walton, the registration rights held by the Estate will be held collectively by trusts for the benefit of John T. Walton’s wife and his descendants.

On February 22, 2006, we entered into a registration rights agreement with Goldman, Sachs & Co., the purchaser of the convertible senior subordinated notes. The registration rights agreement provides that, subject to certain lock-up provisions and exceptions, Goldman, Sachs & Co. has two demand rights and piggyback registration rights if we register equity securities under the Securities Act. The registration rights and related provisions are transferable with respect to the shares issued upon conversion of the notes on May 10, 2006.

Other

On July 27, 2006, First Solar Manufacturing GmbH, a wholly owned indirect subsidiary of First Solar, entered into a credit facility agreement with a consortium of banks led by IKB Deutsche Industriebank AG. In connection with entering into this credit facility, Michael J. Ahearn, our Chief Executive Officer, provided a €500,000 personal guarantee. We have indemnified Mr. Ahearn for the amount of his guarantee. In January 2008, the personal guarantee was extinguished.

Review and Approval of Related Party Transactions

The Company’s corporate governance guidelines require the review and approval by the audit committee of any proposed related party transaction, as defined by the applicable regulations of the Commission. If a member of the audit committee has an interest in the proposed transaction, our corporate governance guidelines require the formation of a committee consisting entirely of independent directors without an interest in the proposed transaction to review and, if appropriate, approve such transaction.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP during the years ended December 29, 2007 and December 30, 2006:

	2007	2006

Audit Fees(1)	$2,573,216	$2,407,105
Audit-Related Fees(2)	161,078	—
Tax Fees(3)	66,765	55,025
All Other Fees(4)	2,588	2,594

Total	$2,803,647	$2,464,724

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements, services provided in connection with the Company’s initial public offering in 2006, secondary public offering in 2007 and services in connection with the statutory and regulatory filings or engagements for this fiscal year.

(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit review of the Company’s financial statements and are not reported under “audit fees”, and represents approximately 6% of the total fees in 2007. The majority of audit-related fees were incurred in 2007 for due diligence assistance in connection with the acquisition of Turner Renewable Energy, LLC.

(3)	Represents the aggregate fees billed for tax compliance, or approximately 2% of the total fees in 2007. These services also include transfer price studies.

(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees”, “audit-related fees” or “tax fees”, and represents less than one percent of the total fees in 2007. These services include the subscription to certain PricewaterhouseCoopers LLP proprietary accounting research databases.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee has policies and procedures that require the pre-approval by the audit committee of all fees paid to, and all services performed by, the Company’s independent auditor, subject to de minimis exceptions for non-audit services set forth in the applicable rules of the Commission. Each year, the audit committee approves the proposed services, including the nature, type and scope of services to be performed by the independent auditor during the fiscal year and the related fees. Audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the audit committee.

The services related to Audit-Related Fees, Tax Fees and All Other Fees presented in the above table were approved by the audit committee pursuant to pre-approval provisions set forth in the applicable rules of the Commission without resort to a waiver of such pre-approval provisions.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation committee of our board of directors, or our compensation committee, has responsibility for establishing and overseeing our compensation program as it applies to our executive officers and for the Company generally.

In this Compensation Discussion and Analysis, the individuals in the Summary Compensation Table set forth after this Compensation Discussion and Analysis are referred to as the “named executive officers”. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to our other executive officers. The named executive officers for fiscal 2007 are Michael J. Ahearn, our chief executive officer; Bruce Sohn, our president; Jens Meyerhoff, our chief financial officer; Kenneth M. Schultz, our executive vice president, global marketing and business development; and I. Paul Kacir, our vice president and corporate secretary. On January 15, 2008, John T. Gaffney joined us as our executive vice president and general counsel and on March 31, 2008, James R. Miller joined us as our executive vice president, product and global supply chain management.

Executive Compensation Policies

Our long-term success depends on our ability to continuously reduce solar electricity costs in order to expand global markets for solar electricity and extend our competitive cost advantage. This requires that we continue to discover, develop, commercialize and improve a continuing stream of manufacturing process and product improvements; expand our sales and manufacturing volumes in order to realize economies of scale and cost reductions; and discover and penetrate new markets for solar electricity that extend beyond the traditional subsidy-dependent markets. To execute these objectives rapidly and efficiently, it is critical that we attract, motivate and retain highly talented individuals at all levels of the organization who are committed to the Company’s mission and core values.

The compensation committee bases its executive compensation programs on the following policies:

•	Compensation should be based on level of job responsibility, individual performance and Company performance.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must provide pay that remains competitive with the pay of other employers who compete with us for talent.

•	As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns because they are better able to affect the Company’s results. While all associates receive a mix of both annual and longer-term incentives, associates at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

•	Compensation should reward performance. Our programs should deliver top-tier compensation for top-tier individual and Company performance. Similarly, if individual performance falls short of expectations and/or Company performance lags expectations, the programs should deliver lower-tier compensation.

•	Performance-based compensation should foster the long-term focus required for success in the solar industry. We believe success can best be measured by our ability to earn a superior return on invested capital (or net assets) by focusing on reducing our product costs, thereby enabling us to reduce the price that we can charge for our products while still earning a superior return — ultimately to levels that enable consumers to generate solar electricity cost competitively with conventional energy alternatives.

•	To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements for our named executives. We consider competitive compensation paid by other companies comparable in size and stage of development, but do not attempt to maintain a certain target percentile within a peer group or otherwise exclusively rely on market data to determine executive compensation. We incorporate flexibility into our compensation program and in our assessment process to respond to and adjust for the evolving business environment in which we operate.

Compensation Committee Practices

The compensation committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among these are the following:

Assessment of Company Performance

The compensation committee considers Company performance when determining annual bonus awards (as further discussed below). Company performance is assessed in relation to our mid-term goal of reducing retail solar electricity prices from our products. In determining compensation for 2007, the compensation committee made a subjective determination after considering Company performance and other factors against these objectives collectively. In making its determination, the compensation committee also receives a recommendation from management for any overall adjustment to the general assessment of Company performance based on an additional discretionary assessment of achievements met and corporate challenges overcome during the measurement period. The compensation committee performs this assessment annually after the end of the fiscal year.

Assessment of Individual Performance

Individual performance has a strong impact on the compensation of all associates, including the chief executive officer and the other executive officers. With respect to the chief executive officer, the independent directors, under the direction of the chair of the compensation committee, meet with the chief executive officer in executive session annually at the beginning of the year to agree upon the chief executive officer’s performance objectives (both individual and Company objectives) for the year. At the end of the year, the independent directors meet in executive session under the direction of the chair of the compensation committee to conduct a performance review of the chief executive officer based on his achievement of the agreed-upon objectives, contribution to the Company’s performance and other leadership accomplishments. This evaluation is shared with the chief executive officer by the chair of the compensation committee and is provided to the compensation committee for its consideration in setting the chief executive officer’s compensation. For the other executive officers, including the other named executive officers, the compensation committee receives a performance assessment and compensation recommendation from the chief executive officer and also exercises its judgment based on the board’s interactions with the executive officer. As with the chief executive officer, the performance evaluation of these executives is based on achievement of preset objectives by the executive and his or her organization, his or her contribution to the Company’s performance and other leadership accomplishments. Based on these considerations, the compensation committee may award variable compensation to the chief executive officer and the executive officers for the previous year and sets the base salary for the coming year for the chief executive officer and the other executive officers, the performance objectives for the chief executive officer and the parameters for the corporate goals for the Company generally.

Benchmarking

The compensation committee benchmarks the Company’s programs in two ways. First, the compensation committee benchmarks total compensation and the principal components thereof — base salary, annual bonus and equity-based compensation — against market surveys prepared by independent third parties in order to assess the compensation received by each named executive officer in relation to these benchmarks. Compensation levels under these market surveys are generally sensitive to company size and are influenced by whether or not the comparative jobs derive from technology-related industries generally or companies in the solar energy sector and analogous industries or sectors in which we have actually competed for talent, such as the semiconductor manufacturing sector, and which includes companies in these industries with comparable growth rates, revenue and profitability levels or size to the Company. Because the Company is growing rapidly and our business involves a mixture of technology and non-technology-related functions, we face unique challenges and opportunities and judgment is required in determining how to apply these factors for comparative purposes. The compensation committee makes a subjective determination of the relevant benchmark data after reviewing all of the factors concerning Company growth and individual job duties that it considers relevant. Second, the compensation committee assesses the design of and compensation payable under the Company’s compensation programs against the compensation programs of a smaller number of peer companies within the technology, renewable energy and semiconductor industries and with which the Company believes it must compete to attract and retain superior talent. The compensation committee compares the peer companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The compensation committee uses the peer group data from companies in similar or analogous industries to confirm data derived from compensation databases and to assess the risk of losing top talent to companies within or similar to what the compensation committee considers our peer group. In 2007, the peer group was the 2006 Radford Executive Survey, containing data representative of the technology industry generally, and the 2006 Towers-Perrin Executive Compensation Database containing general industry data, with data weighted to derive annual enterprise revenue of approximately $1 billion. For 2008, the peer group for benchmarking was refined to consist of 34 companies in the solar, renewable energy, hi-tech and high precision manufacturing, electronic components and high precisions manufacturing sectors with comparable revenues, growth rates or market capitalization to the Company, consisting of the following companies:

Advanced Energy Industries Inc.
Asyst Technologies Inc.
BTU International Inc.
Energy Conversion Devices Inc.
FEI Co.
GSI Group Inc.
LSI Industries Inc.
Newport Corp.
Photronics Inc.
Sunpower Corp.
Varian Semiconductor Eq. Inc.
Zygo Corp.	Ametek Inc.
Axcelis Technologies Inc.
C&D Technologies Inc.
Enersys Inc.
FSI International Inc.
KLA-Tencor Corp.
Magnetek Inc.
Novellus Systems Inc.
Powell Industries Inc.
Teradyne Inc.
Veeco Instruments Inc.	Applied Materials Inc. Brooks Automation Inc. Cymer Inc. Evergreen Solar Inc. Gerber Scientific Inc. La Barge Inc. Mattson Technology Inc. Nvidia Corp. Power-One Inc. Ultratech Inc. Vicor Corp.

Total Compensation Review

The compensation committee reviews each executive’s base pay, bonus and equity-based compensation incentives annually with the guidance of the compensation committee’s independent consultant. In addition to these primary compensation elements, the compensation committee reviews each executive’s perquisites and other compensation, as well as any payments that would be required under various severance and change-in-control scenarios. Following the 2007 review, the compensation committee determined that these elements of compensation were reasonable in the aggregate.

Components of Executive Compensation for 2007

Each of the primary elements of our executive compensation is discussed below, including a description of the particular element and how it fits into our overall executive compensation package. In the descriptions below, we highlight particular objectives that specific elements of our executive compensation program are designed to address. However, it should be noted that we have designed our compensation program so that each element complements the other and collectively serve all of our executive compensation objectives described above. Whether or not specifically mentioned, we believe that each element of our executive compensation program, to a greater or lesser extent, serves each of our objectives.

For 2007, the compensation of named executive officers consisted of base salary, a cash bonus award, a benefits package and restricted stock unit grants, as well as a grant of stock options for those named executive officers that joined the Company during the year. The following is a summary of the components of our compensation:

The following is a discussion of the compensation committee’s considerations in establishing each of the components for the executive officer compensation for 2007.

Base Salary

Base salary is the guaranteed element of an associate’s annual cash compensation. The value of base salary for each named executive officer reflects the requirements of such executive’s employment agreement, long-term performance and skill set, including the market value of that skill set. For details relating to the employment agreements, see “Executive Compensation — Employment Agreements and Arrangements”. Based on the foregoing and the benchmarking process described under “Compensation Committee Practices — Benchmarking”, the compensation committee set base salaries for 2007 at market (50th percentile) base salary levels for each of the named executive officers. As discussed under our compensation objectives, we believe that as associates progress to higher levels in the organization, a greater proportion of overall compensation should be directly linked to Company performance and shareholder returns. Establishing base salaries at the 50th percentile for all named executive officers has the effect of more heavily weighting the compensation of more highly compensated executives toward incentive compensation and equity-based compensation than that of the other executives. The compensation committee currently intends to maintain the base salaries of its named executive officers at approximately market base salary levels in the future.

Cash Bonuses and Incentive Compensation

The bonuses paid for 2007 to named executive officers appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and were determined based on the terms of the employment agreements with our named executive officers as well as a general assessment of the Company’s performance as outlined in “— Compensation Committee Practices — Assessment of Company Performance” and “— Compensation Committee Practices — Assessment of Individual Performance”. For details relating to the employment agreements, see “Executive Compensation — Employment Agreements and Arrangements”. Bonuses for 2007 were also prorated for named executive officers, and generally for other associates, if they were not employed by the Company for the full fiscal year. In 2007, the Company established a bonus program applicable to associates of the Company generally, including the chief executive officer and the named executive officers, in order to encourage teamwork and reward excellent performance with respect to corporate and organizational objectives under First Solar’s 2006 Amended and Restated Omnibus Incentive Compensation Plan (the “2006 Omnibus Plan”).

The compensation committee considered the following when establishing the awards for 2007:

•	Bonus Targets. Bonus targets were based on job responsibilities, internal relativity and peer group data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to Company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the bonus plan. For 2007, the compensation committee, based on the recommendation of the chief executive officer, concluded that the bonus levels set forth in the employment contracts of certain executive officers, including the named executive officers, no longer adequately reflected the changing nature and growth of the Company and their evolving scope and role within the Company. Thus, the compensation committee established the following bonus targets for 2007 (expressed as a percentage of base salary): Mr. Ahearn (85%), Mr. Meyerhoff (60%), Mr. Sohn (70%), Mr. Schultz (60%) and Mr. Kacir (45%).

•	Company Performance Measures. For all associates, including the named executive officers, the compensation committee assessed Company performance based on accomplishment of the primary corporate organizational objectives established at the beginning of 2007. These objectives included specific goals for production volumes, conversion efficiencies, sales revenue, cost per watt metrics, production expansion goals and whether the company is developing the infrastructure necessary to support our planned growth under our long-term strategic plan. Each Company corporate organizational objective was assigned a percentage weighting. As well, each Company performance metric had a target goal with higher targets (or stretch targets) that would result in multipliers between 1.0 and 2.0, and minimum goals for each metric which would result in multipliers between 0.5 and 1.0 times, to the metric’s weighting. Failure to meet the minimum goal would result in a zero multiplier for that metric and no contribution to the bonus goal. The results of the Company in 2007 were then assessed in relation to each of the metrics and the chief executive officer then made a recommendation to the compensation committee taking into consideration generally whether the Company remained on track to meet its corporate strategic goal of making the retail price of solar electricity generated from its products competitive with conventional electricity in the medium-to long-term. The compensation committee believes that a mix of corporate and organizational performance measures will encourage associates, including the named executive officers, to focus appropriately on improving both annual financial results and the long-term value of the business, which is dependent upon continued reductions in solar electricity costs generated from our products. In 2007, the Company met or exceeded all of the ’stretch’ goals for the primary corporate organizational performance metrics and was meeting its corporate strategic goal, resulting in a 2.0 times bonus payout for all associates, including the named executive officers, of their respective bonus targets. For example, if an associate had a 10% of base salary bonus target, for 2007 they received a bonus equivalent to 20% of base salary. Similar Company corporate organizational performance objectives have been set for 2008 for production, module conversion efficiency, watts per module, cost per watt, total watts sold and plant expansion and organizational build-out with updated performance goals for each of the metrics. The base performance metric for each primary corporate organizational objective (that would result in a 1.0 times multiplier to the objective’s relative weighting) is set in accordance with the Company’s operating plan for the fiscal year. The stretch goals are then set above the base target ranging at a level which we believe would indicate a significant improvement on the base metric, similarly minimum targets below which the multiplier is discounted are set below the base target. Meeting the base metric would indicate that the Company is meeting its operating goals designed to achieve the Company’s corporate and organizational goals, meeting the ’stretch’ goals would require the Company exceeding those goals in a meaningful way and conversely failing to achieve the minimum metrics would be as a result of the Company falling short of its operating goals. As in 2007, the particular bonus target for an associate would then be multiplied by the weighted average of the achieved corporate organizational objective and adjusted at the discretion of the chief executive officer and the compensation committee based on whether the Company was meeting its corporate strategic goals. The methodology for calculating the annual incentive compensation is illustrated below:

Equity-Based Compensation

To attract and retain associates of the highest caliber, we believe it is important to provide our associates with the opportunity to share in the success of the Company in a manner commensurate with their ability to influence our success. We believe that all associates, not only executives, of the Company should have an equity stake in the Company to align their interest more closely with those of our shareholders. By having an equity interest in the Company, the associate becomes one of the owners of the Company, along with the other shareholders, and has the same interest in seeing the Company succeed as do our shareholders. We also believe that the level of equity ownership should be commensurate with the associate’s job responsibilities, recognizing that higher level roles may have a greater influence on the ability of the Company to meet its objectives and succeed, and should also be reflective of the compensation practices particular to the region in which the associate is located.

For our executive officers, including our named executive officers, this includes a larger exposure to equity-based compensation, primarily through grants of stock options at fair market value and restricted stock units, rather than providing only cash compensation. Accordingly, if the Company’s performance improves, the executive will benefit together with our shareholders, and if the Company’s performance does not change or if it deteriorates, the executive will derive less remuneration and his or her total compensation may be below market levels.

With respect to new associates, for certain roles, particularly as the role has more leverage on the success of our business, a combination of restricted stock units, options and other equity-based compensation forms, including outright stock grants or cash incentives, may be appropriate or necessary to attract the associate to the Company. Any equity-based compensation granted to new associates, including restricted stock units and stock options, is granted in accordance with our 2006 Omnibus Plan and any options are issued at fair market value as of the date of grant.

In 2003, the Company established an equity-based compensation program for its associates under the First Solar Holdings, LLC 2003 Unit Option Plan (the “2003 Plan”), which set a target equity position for each associate using relevant benchmarks and rankings. The Company granted options under the 2003 Plan from 2003 to 2005 to Mr. Schultz, and such grants are described in more detail in the “Outstanding Equity Awards at Fiscal Year End” table. Mr. Sohn also received options under the 2003 Plan from 2003 to 2005 as compensation for serving on the Company’s board of directors. Our chief executive officer did not participate or receive options under the 2003 Plan. Instead, his equity interest in the Company was derived from his interest in JWMA Partners, LLC, the majority shareholder of the Company before our initial public offering on November 17, 2006. Certain of the award agreements under our 2003 Plan provide for both a 270-day and either a 180-day or a 90-day lockup period following certain public offerings. The compensation committee has determined that it is in the best interests of the Company to waive the 270-day lockup period under such award agreements. This waiver applies to all option holders who have award agreements with such provisions under the 2003 Plan, including two of our named executive officers, Messrs. Schultz and Sohn.

In November 2006, in connection with our initial public offering, we granted options at fair market value to Messrs. Kacir and Meyerhoff, and in March 2007 to Mr. Sohn when he joined the company as an associate, under our 2006 Omnibus Plan, as provided for in their employment agreements (as described in more detail in “Executive Compensation — Employment Agreements and Arrangements”). The grants to Messrs. Kacir, Meyerhoff and Sohn were consistent with our general approach of granting equity-based compensation awards to new hires and are more particularly described in the “Grants of Plan Based Awards Table” and the “Outstanding Equity Awards at Fiscal Year-End” table.

As part of its long-term incentive compensation, the Company also made in July and August 2007 a broad-based annual equity grant to associates of restricted stock units under the 2006 Omnibus Plan to encourage continued alignment of the associates with the interests of shareholders. The restricted stock units vest over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date. The grant was made to 278 associates representing approximately 24% of the associates at the time of the grants. In determining the eligibility and size of individual grants, associates were ranked according to their respective grade based on the level of his or her responsibility and as reflected in base salary compensation levels. Reference was then made to the peer group compensation surveys described above in “— Compensation Committee Practices — Benchmarking” with respect to levels of equity-based performance compensation to establish a target grant for each salary grade. Individual performance was then assessed to determine whether adjustments to the proposed restricted stock unit grant were appropriate based on the associate’s performance in 2007. The assessment of individual performance included reference to the executive’s objectives set at the beginning of the year and their general performance and effectiveness in achieving corporate objectives. The objectives set for associates, including the named executive officers, are relevant to the role and position with the Company, and may have quantitative and qualitative objectives that would reflect the associate’s expected contribution to helping the Company achieve its objectives. For the executive officers, including the named executive officers, the chief executive officer made recommendations to the compensation committee on the level of their restricted stock grants with regard to the benchmarking data, the role and responsibility of the associate and their individual performance. The compensation committee then assessed the performance of the chief executive officer and the named executive officers in approving the annual component of their long-term incentive compensation in the form of restricted stock units. In July and August 2007, we granted 211,651 restricted stock units under the 2006 Omnibus Plan to our associates as part of the annual component of their long-term incentive compensation, including grants to the named executive officers that are more particularly described in the “Grants of Plan Based Awards Table” and the “Outstanding Equity Awards at Fiscal Year-End” table. The grant of 211,651 restricted stock units to associates represented approximately 0.27% of our issued and outstanding common stock as of December 29, 2007. For 2008, a similar process is anticipated with grants benchmarked to an updated peer group, see “— Compensation Committee Practices — Benchmarking”, resulting in restricted stock unit grants to eligible associates (including the executive officers) equivalent to what we believe to be fair to market or approximately the 50% percentile for the equity component of compensation among the peer group, with individual performance adjustments (either positive or negative) commensurate to such associate’s performance.

Since the adoption of the 2006 Omnibus Plan, we have not granted, nor do we anticipate granting, any further awards under the 2003 Plan. We grant all options under the 2006 Omnibus Plan at fair market value, defined under the 2006 Omnibus Plan as the closing price of our common shares on the date of grant. The date of grant is the date of the granting resolution approved by our board of directors or the compensation committee, as the case may be. We do not have a policy of timing the grant of options or other equity-based compensation awards under the 2006 Omnibus Plan. The options issued in connection with our initial public offering were made in accordance with contractual commitments with our associates, including two of our named executive officers, Messrs. Kacir and Meyerhoff, or based on individual assessments of our associates who did not have contractual commitments based on their relative roles and responsibilities and past and expected contributions to our success. The options issued to Mr. Sohn in connection with his appointment as president of the Company were made in accordance with contractual commitments to him. Our practice is not to time the date of these awards, and we do not take account of any internal “black outs”, during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, or whether we are or are not in possession of undisclosed material facts and without regard to whether any undisclosed material facts could be perceived as potentially positive or negative.

Broad-based Benefits Programs and Other Compensation

Our named executives are entitled to participate in the various benefits programs we offer to all of our associates, including a 401(k) plan, medical plan, dental plan, life insurance plan and long-term and short-term disability plans. Under our 401(k) plan, we make a matching contribution equal to 50% on the first 4% of base salary, and effective October 1, 2007 a matching contribution equal to 50% on the first 8% of base salary, that associates contribute to the plan up to the limits set by the Internal Revenue Service. Generally, our named executive officers have vacation entitlements of four weeks as provided in their employment agreements. For certain of our newly hired named executives, we also provide gross ups of certain payments, as described in more detail under the “Summary Compensation Table”.

Employment Agreements

We have entered into employment agreements with certain of our executives, including each of our named executive officers with the goal of clarifying their terms of employment and eliminating future disagreement regarding their employment terms. When we have entered into such employment agreements with our executives, it has been the compensation committee’s judgment that such agreements were appropriate and necessary. The employment agreements generally provide for base salary, bonus, benefits and eligibility for equity-based compensation awards, as well as rights to certain payments and benefits upon certain terminations of employment. For more details on these employment agreements and the compensation and benefits payable or to be provided in the event of a termination of employment, see “Executive Compensation — Employment Agreements and Arrangements” and “Executive Compensation — Potential Payments upon Termination or Change of Control — Potential Payments upon Termination of Employment (Other Than in the Context of a Change of Control)”.

Change of Control

The compensation committee and the board of directors generally believe it is in the best interests of the Company to provide assurance to certain executives, including the named executive officers, that the executives will be fairly compensated for any lost employment or lost opportunity to realize the value of their equity-based compensation upon a change in control of the Company. We recognize that, in order to align the interest of the executives with our shareholders, it is important to encourage the continued attention and dedication of the executives to their assigned duties and to mitigate the uncertainty and questions a potential change in control may raise among such executives. As a result, we have entered into Change in Control Severance Agreements (“CIC Agreements”) with certain of our executives, including our named executive officers, pursuant to which the named executive officers may receive certain “double-trigger” payments and benefits in the event their employment is terminated by First Solar without “cause” or if the executive terminates his or her employment for “good reason” within two years following a change in control. In addition, the executives receive “single-trigger” vesting of equity-based compensation awards in the event of a change in control. The 2006 Omnibus Plan provides that any unvested equity-based compensation awards become vested upon a change in control if such awards are not substantially substituted or assumed, and the 2003 Plan permits the board of directors to accelerate unvested stock option awards. The compensation committee and the board of directors approved the “single trigger” for the vesting of outstanding equity-based compensation awards because executives affected by a change in control could lose the unvested portion of their equity-based compensation awards by no longer having the opportunity to earn out such unvested portion. By adopting the “single-trigger” vesting of equity-based compensation awards in the event of a change in control, the compensation committee and the board of directors believe that the executives will be indifferent to a potential change in control and their interests will be more closely aligned with those of our shareholders. The compensation committee reviewed the terms of the CIC Agreements in consultation with an independent consultant, assessed the impact of possible payouts under the CIC Agreements in the event of a change in control and concluded that the CIC Agreements were fair and reasonable. For a further description of compensation provided in the event of a change of control, see “Executive Compensation — Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control”.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee is not “soliciting material”, is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this report by reference therein.

Since the formation of the compensation committee in October 2006, Michael Sweeney has served on the compensation committee. Paul H. Stebbins has served on the compensation committee since his appointment to the board of directors on December 19, 2006 and Mr. José H. Villarreal has served on the compensation committee since his appointment to the board of directors on September 24, 2007.

The compensation committee is and has been comprised solely of non-associate directors who were each: (i) independent as defined under the NASDAQ listing standards, (ii) a non-associate director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code. During 2008, the compensation committee will be comprised of directors who meet these same standards.

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A.

Submitted by the Members of the Compensation Committee

Michael Sweeney (Chair)
Paul H. Stebbins
José H. Villarreal

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) for the fiscal years ended December 29, 2007 and December 30, 2006, respectively.

							Non-Equity
							Incentive	All
				Stock		Option	Plan	Other
		Salary	Bonus	Awards		Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)		($)(3)	($)(4)	($)		($)

Michael J. Ahearn	2007	450,000	—	583,357		—	765,000	—		1,798,357
Chief Executive Officer, Chairman	2006	450,000	—	—		—	200,000	15,962	(9)	665,962

Jens Meyerhoff(5)	2007	330,000	—	535,307		1,193,604	365,836	10,241	(10)	2,434,988
Chief Financial Officer	2006	218,767	50,000	—		229,377	91,896	210,213	(11)	800,253

Bruce Sohn(6)	2007	295,190	60,000	657,726	(8)	2,143,992	413,266	73,402	(12)	3,643,576
President, Director	2006	—	—	—		—	—	—		—

Kenneth M. Schultz	2007	296,250	—	535,307		59,760	432,000	13,205	(13)	1,336,522
Executive Vice President, Global Marketing & Business Development	2006	240,000	—	—		149,920	96,000	4,400	(14)	490,320

I. Paul Kacir(7)	2007	300,000	—	91,691		509,402	270,000	—		1,171,093
Vice President, Corporate Secretary	2006	75,000	—	—		72,836	25,962	122,169	(15)	295,967

(1)	Salary represents actual salary earned during each applicable year, and includes base salary and actual payments for accrued vacation and holidays.

(2)	Represents a one-time bonus to cover the general costs incurred in moving the associate’s place of residence to Phoenix, Arizona.

(3)	The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 and December 30, 2006, respectively, in accordance with FAS 123R, of awards pursuant to the 2006 Omnibus Plan and the 2003 Unit Option Plan, and thus may include amounts from awards granted both in and prior to 2007. The assumptions used in the 2007 and 2006 calculation of these amounts are included in Note 16, “Share-based Compensation” to the Company’s audited financial statements for the fiscal year ended December 29, 2007 included in the Company’s Annual Report on Form 10-K filed with the Commission on February 21, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)	For a description of Non-Equity Incentive Plan Compensation, see the disclosure above under “Cash Bonuses and Incentive Compensation”.

(5)	Mr. Meyerhoff’s employment with us commenced on May 22, 2006.

(6)	Mr. Sohn was compensated as a non-associate director until March 11, 2007 and was compensated as a full-time associate for the remainder of the year. Information regarding the director compensation awarded to Mr. Sohn during the first quarter of 2007 is included in the Non-Associate Director Compensation Table on page 9 of this proxy statement.

(7)	Mr. Kacir’s employment with us commenced on October 2, 2006.

(8)	Includes a sign-on associate stock grant on March 21, 2007 of 917 shares at a market price of $54.50 per share, as of that date. The grant date fair value of these shares was $49,976.

(9)	Represents premiums paid by the Company for (a) self elected medical/dental insurance of $14,918 and (b) self elected long-term disability insurance of $1,044.

(10)	Represents the following payments: (a) $714 Company match under 401(k) Plan and (b) contribution to self elected medical insurance of $9,527.

(11)	Represents the following payments: (a) $1,084 Company match under 401(k) Plan; (b) $98,481 reimbursement for relocation expenses; (c) a tax gross-up in the amount of $95,911 with respect to relocation expenses and signing bonus of $50,000 reflected under the “Bonus” column for Mr. Meyerhoff; and (d) contribution to self elected medical insurance of $14,737.

(12)	Represents the following payments: (a) $3,779 Company match under 401(k) Plan; (b) $39,616 reimbursement for relocation expenses; and (c) a tax gross-up in the amount of $30,007 with respect to relocation expenses.

(13)	Represents the following payments: (a) $5,705 Company match under 401(k) Plan and (b) contribution to self elected medical insurance of $7,500.

(14)	Represents Company match under 401(k) Plan.

(15)	Represents the following payments: (a) $79,207 reimbursement for relocation expenses; (b) a tax gross-up in the amount of $41,164 with respect to relocation expenses; and (c) $1,798 for professional fees.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 29, 2007. As of the end of 2007, none of the named executive officers held any performance-based equity or non-equity incentive awards. The restricted stock units vest over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date.

					All	All
					Other	Other Stock
					Stock	Option			Grant
			Estimated Possible		Awards:	Awards:	Exercise		Date Fair
			Payouts Under		Number	Number of	or Base	Market	Value of
			Non-Equity Incentive		of Shares	Securities	Price of	Price on	Stock and
			Plan Awards		of Stock	Underlying	Option	Grant	Option
	Award	Grant	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Type	Date	($)	($)	(#)	(#)	($/Sh)	($/Sh)	($)(1)

Michael J. Ahearn	RSU	7/30/07			25,000			120.28	3,007,000
	Annual Cash		382,500	765,000

Jens Meyerhoff	RSU	7/30/07			17,500			120.28	2,104,900
	RSU	8/16/07			9,000			81.87	736,830
	Annual Cash		182,918	365,836

Bruce Sohn	Option(2)	3/21/07				150,000	54.50	54.50	5,138,025
	Stock Award	3/21/07			917			54.50	49,976
	RSU	7/30/07			20,000			120.28	2,405,600
	RSU	8/16/07			10,000			81.87	818,700
	Annual Cash		206,633	413,266

Kenneth M. Schultz	RSU	7/30/07			17,500			120.28	2,104,900
	RSU	8/16/07			9,000			81.87	736,830
	Annual Cash		216,000	432,000

I. Paul Kacir	RSU	7/30/07			3,929			120.28	472,580
	Annual Cash		135,000	270,000

(1)	The grant date fair value of the stock options was determined in accordance with FAS 123R. The assumptions used in the calculation of these amounts are included in Note 16, “Share-based Compensation” to the Company’s audited financial statements for the fiscal year ended December 29, 2007 included in the Company’s Annual Report on Form 10-K filed with the Commission on February 21, 2008.

(2)	These options vest with respect to 20% of the underlying shares on March 12, 2008; and thereafter, vest in equal monthly installments on the first day of each month for 48 months, subject to Mr. Sohn’s continued employment with us. The exercise price of $54.50 was set based on the closing market price as of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding option and stock awards held by our named executive officers at December 29, 2007.

	Option Awards							Stock Awards(1)
		Number of		Number of
		Securities		Securities					Number of	Market Value
		Underlying		Underlying		Option			Shares or	of Shares or
		Unexercised		Unexercised		Exercise	Option		Units of Stock	Units of Stock
	Grant	Options (#)		Options (#)		Price	Expiration	Grant	That Have Not	That Have
Name	Date	Exercisable		Unexercisable		($)	Date	Date	Vested	Not Vested(2)

Michael J. Ahearn	—	—		—		—	—	7/30/2007	25,000	6,651,000

Total		—		—					25,000	6,651,000
Jens Meyerhoff	11/16/2006	—		131,251	(3)	20.00	11/16/2013	7/30/2007	17,500	4,655,700
	—	—		—		—	—	8/16/2007	9,000	2,394,360

Total		—		131,251					26,500	7,050,060
Bruce Sohn	3/21/2007	—		150,000	(4)	54.50	3/21/2014	7/30/2007	20,000	5,320,800
	—	—		—		—	—	8/16/2007	10,000	2,660,400

Total		—		150,000					30,000	7,981,200
Kenneth M. Schultz	12/08/2003	536,800	(5)	—		2.06	12/08/2013	7/30/2007	17,500	4,655,700
	—	—		—		—	—	8/16/2007	9,000	2,394,360

Total		536,800		—					26,500	7,050,060
I. Paul Kacir	11/16/2006	2,748	(6)	63,212	(6)	20.00	11/16/2013	7/30/2007	3,929	1,045,271

Total		2,748		63,212					3,929	1,045,271

(1)	The restricted stock units vest over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date, subject to the named executive officer’s continued employment with us.

(2)	The market value was calculated using the closing market price on December 28, 2007 of $266.04.

(3)	These options vested with respect to 20% of the underlying shares on June 1, 2007 and thereafter vest in equal monthly installments for 48 months, subject to Mr. Meyerhoff’s continued employment with us.

(4)	These options vest with respect to 20% of the underlying shares on March 12, 2008; and thereafter, vest in equal monthly installments on the first day of each month for 48 months, subject to Mr. Sohn’s continued employment with us. The exercise price of $54.50 was set based on the closing market price as of the grant date.

(5)	These options were fully vested on November 1, 2007.

(6)	These options vested with respect to 20% of the underlying shares on October 1, 2007 and thereafter vest in equal monthly installments for 48 months, subject to Mr. Kacir’s continued employment with us.

Options Exercised and Stock Vested

The following named executive officers exercised stock options during the fiscal year ended December 29, 2007 under prearranged stock plans adopted under Rule 10b5-1 of the Securities Exchange Act of 1934.

	Option Awards
	Number of Shares
	Acquired on	Value Realized
Name	Exercise (#)	on Exercise

Michael J. Ahearn	—	—
Jens Meyerhoff	56,250	$5,139,482	(1)
Bruce Sohn	40,000	$8,507,604	(2)
Kenneth M. Schultz	375,000	$40,004,982	(3)
I. Paul Kacir	16,490	$3,252,324	(4)

(1)	Represents four exercises in 2007: (a) 37,500 shares on 6/01/2007 at a price of $20.00/share with a value basis of $67.96/share; (b) 8,725 shares on 11/12/2007 at a price of $20.00/share with a value basis of $186.90/share; (b) 6,900 shares on 11/13/2007 at a price of $20.00/share with a value basis of $190.84/share; and (d) 3,125 shares on 12/11/2007 at a price of $20.00/share with a value basis of $245.97/share.

(2)	Represents the exercise of 40,000 shares on 11/26/2007 at a price of $4.54/share. The value basis was $217.23/share.

(3)	Represents six exercises in 2007: (a) 94,010 shares on 5/21/2007 at a price of $2.06/share with a value basis of $63.15/share; (b) 30,990 shares on 5/22/2007 at a price of $2.06/share with a value basis of $62.54/share; (c) 75,000 shares on 6/19/2007 at a price of $2.06/share with a value basis of $79.00/share; (d) 95,000 shares on 8/09/2007 at a price of $2.06/share with a value basis of $95.00/share; (e) 60,000 shares on 11/26/2007 at a price of $2.06/share with a value basis of $217.23/share; and (f) 20,000 shares on 12/11/2007 at a price of $2.06/share with a value basis of $245.97/share.

(4)	Represents the exercise of 16,490 shares on 11/26/2007 at a price of $20.00/share. The value basis was $217.23/share.

We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Employment Agreements and Arrangements

Michael J. Ahearn

On October 31, 2006, we entered into an amended and restated employment agreement with Mr. Michael J. Ahearn, our chief executive officer. Under the terms of his employment agreement, Mr. Ahearn is entitled to a minimum annual base salary of $450,000 (subject to annual review), is eligible to receive a discretionary annual bonus and receives standard health benefits and four weeks of vacation. Our employment agreement with Mr. Ahearn provides that, in the event Mr. Ahearn’s employment is terminated by us without cause, Mr. Ahearn will receive the following: (a) a severance payment in the amount equal to one year of his annual base salary, payable over the 12 months following termination, (b) continued medical benefits for the earlier of 12 months following termination and the executive’s coverage under any other medical benefits plan, and (c) continued vesting of equity-based compensation awards for 12 months after termination of employment (and the ability to exercise vested equity awards for 90 days after such 12-month period). In the event of termination of Mr. Ahearn’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Ahearn must sign a release in order to receive severance payments. Mr. Ahearn is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Ahearn will not compete with the Company or solicit Company associates for two years after termination of his employment.

Mr. Ahearn has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control — Change in control severance agreements”.

Jens Meyerhoff

On October 31, 2006, we entered into an employment agreement with Mr. Jens Meyerhoff, our chief financial officer. Under the terms of his employment agreement, Mr. Meyerhoff is entitled to a minimum annual base salary of $300,000 (subject to annual review and currently set at $360,000) and is eligible to receive a discretionary annual bonus target of at least 50% (now set at 60%) of his annual base salary. Mr. Meyerhoff also receives standard health benefits, or, in lieu of such benefits and at Mr. Meyerhoff’s election, separate medical insurance benefits, with costs reimbursed by us. Mr. Meyerhoff also receives four weeks of vacation and received a signing bonus of $50,000, after taxes. Our employment agreement with Mr. Meyerhoff provides that, in the event Mr. Meyerhoff’s employment is terminated by us without cause, Mr. Meyerhoff will receive the following: (a) a severance payment in the amount equal to 18 months of his annual base salary, payable over the 18-month period following termination of employment, (b) continued medical benefits for 18 months, (c) certain relocation benefits and (d) continued

vesting of equity-based compensation awards for 12 months after termination of employment (and the ability to exercise vested equity-based compensation awards for 90 days after such 12-month period). In the event of termination of Mr. Meyerhoff’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Meyerhoff must sign a release in order to receive severance payments.

Pursuant to his employment agreement, concurrently with our initial public offering, Mr. Meyerhoff received options to purchase 187,501 shares of our common stock, exercisable at the initial public offering price. Mr. Meyerhoff is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Meyerhoff will not compete with the Company or solicit Company associates for 18 months after termination of his employment.

Mr. Meyerhoff has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control — Change in control severance agreements”.

Bruce Sohn

On March 12, 2007, we entered into an employment agreement with Mr. Bruce Sohn, our president. Under the terms of his employment agreement, Mr. Sohn is entitled to a minimum annual base salary of $350,000 (subject to annual review and now set at $375,000) and is eligible to receive a discretionary annual bonus target of 70% of his annual base salary. Mr. Sohn also receives standard health benefits. Mr. Sohn also receives four weeks of vacation and received a bonus of $60,000, after taxes, to cover his relocation expenses for moving to Phoenix and a sign-on bonus of $50,000 paid in common stock of the Company. Our employment agreement with Mr. Sohn provides that, in the event Mr. Sohn’s employment is terminated by us without cause, Mr. Sohn will receive the following: (a) a severance payment in the amount equal to 24 months of his annual base salary, payable over the 24-month period following termination of employment, (b) continued medical benefits for 24 months, and (c) continued vesting of equity-based compensation awards for 12 months after termination of employment (and the ability to exercise vested equity-based compensation awards for 90 days after such 12-month period). In the event of termination of Mr. Sohn’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Sohn must sign a release in order to receive severance payments.

Pursuant to his employment agreement, on March 21, 2007, Mr. Sohn received options to purchase 150,000 shares of our common stock, exercisable at $54.50, which was the fair market value on the date of grant and 917 shares in satisfaction of the $50,000 sign on bonus. Mr. Sohn is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Sohn will not compete with the Company or solicit Company associates for 24 months after termination of his employment.

Mr. Sohn has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control — Change in control severance agreements”.

Kenneth M. Schultz

On August 27, 2007, we entered into an amended and restated employment agreement with Mr. Kenneth M. Schultz, our executive vice president of global marketing and business development. Under the terms of his amended and restated employment agreement, Mr. Schultz is entitled to receive a minimum annual base salary of $360,000 (subject to annual review) and is eligible to receive a discretionary annual bonus target of 60% of his base salary. Mr. Schultz receives standard health benefits, or, in lieu of such benefits and at Mr. Schultz’s election, separate medical insurance benefits, with costs reimbursed by us. Mr. Schultz also receives four weeks of vacation. Our employment agreement with Mr. Schultz provides that, in the event Mr. Schultz is terminated by us for any reason other than cause, Mr. Schultz will receive the following: (a) a severance payment in the amount equal to 18 months of his annual base salary, payable upon Mr. Schultz signing a release following termination of employment, (b) continued medical benefits for 18 months, and (c) continued vesting of equity-based compensation awards for 12 months after termination of employment (and the ability to exercise vested equity-based compensation awards for 90 days after such 12-month period). In the event of termination of Mr. Schultz’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Schultz must sign a release in order to receive severance payments.

Under the terms of the employment agreement, Mr. Schultz has agreed not to disclose any confidential information concerning our business, including without limitation our confidential designs and processes. In addition, Mr. Schultz has agreed not compete with the Company or solicit or hire any Company associates during the period of 18 months after termination of his employment.

Mr. Schultz has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control — Change in control severance agreements”.

I.	Paul Kacir

On October 31, 2006, we entered into an amended and restated employment agreement with Mr. I. Paul Kacir, our vice president and corporate secretary. Under the terms of his employment agreement, Mr. Kacir is entitled to a minimum annual base salary of $300,000 (subject to annual review), and is eligible to receive a discretionary annual bonus target of at least 30% (now set at 45%) of his annual base salary. Mr. Kacir also received certain relocation benefits in connection with his employment. Mr. Kacir receives standard health benefits and four weeks of vacation. Our employment agreement with Mr. Kacir provides that, in the event Mr. Kacir’s employment is terminated by us without cause, Mr. Kacir will receive the following: (a) a severance payment in the amount equal to one year of his annual base salary, payable over the 12-month period following termination, (b) continued medical benefits for the earlier of 12 months following termination and the executive’s coverage under any other medical benefits plan, and (c) continued vesting of equity-based compensation awards for 12 months after termination of employment (and the ability to exercise vested equity-based compensation awards for 90 days after such 12-month period). In the event of termination of Mr. Kacir’s employment for any reason, he is entitled to payment of his accrued and unused (and unforfeited) vacation. Mr. Kacir must sign a release in order to receive severance payments.

Pursuant to his employment agreement, concurrently with our initial public offering, Mr. Kacir received options to purchase 82,450 shares of our common stock, exercisable at the initial public offering price. Mr. Kacir is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Kacir will not compete with the Company or solicit Company associates for 12 months after termination of his employment.

Mr. Kacir has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control — Change in control severance agreements”.

Potential Payments Upon Termination or Change of Control

Potential Payments Upon Termination of Employment (Other Than in the Context of a Change of Control)

The table below reflects the estimated amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination without good reason, voluntary termination with good reason, involuntary termination without cause, termination with cause in the event of disability or death of the executive, in each case, other than in connection with a change in control, is shown below. The amounts shown assume that such termination was effective as of December 29, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. For purposes of the calculations below, we have used a share value of $266.04 per share, which was the closing price of our common stock on December 28, 2007. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

For detailed descriptions relating to these payments and benefits, including any release, noncompetition, nonsolicitation or similar requirements, see “— Employment Agreements and Arrangements”. The amounts do not include amounts payable pursuant to the Company’s contract, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

	Voluntary	Voluntary
	Termination	Termination	Involuntary
	Without	With	Not for		Involuntary	Termination	Termination
	Good	Good	Cause		for Cause	Due to	Due to
	Reason	Reason	Termination		Termination	Death	Disability
Name and Principal Position	($)	($)	($)		($)	($)	($)

Michael J. Ahearn
Cash Severance	—	—	450,000	(1)	—	—	—
Health and Welfare Benefits	—	—	12,667	(2)	—	—	—
Equity Treatment	—	—	1,330,200	(3)	—	—	—
Relocation Benefits	—	—	—		—	—	—

TOTAL	—	—	1,792,867		—	—	—
Jens Meyerhoff
Cash Severance	—	—	540,000	(1)	—	—	—
Health and Welfare Benefits	—	—	14,290	(2)	—	—	—
Equity Treatment	—	—	8,329,887	(3)	—	—	—
Relocation Benefits	—	—	200,000	(4)	—	—	—

TOTAL	—	—	9,084,177		—	—	—
Bruce Sohn
Cash Severance	—	—	750,000	(1)	—	—	—
Health and Welfare Benefits	—	—	25,335	(2)	—	—	—
Equity Treatment	—	—	12,702,090	(3)	—	—	—
Relocation Benefits	—	—	—		—	—	—

TOTAL	—	—	13,477,425		—	—	—
Kenneth M. Schultz
Cash Severance	—	—	540,000	(1)	—	—	—
Health and Welfare Benefits	—	—	11,250	(2)	—	—	—
Equity Treatment	—	—	1,410,012	(3)	—	—	—
Relocation Benefits	—	—	—		—	—	—

TOTAL	—	—	1,961,262		—	—	—
I. Paul Kacir
Cash Severance	—	—	300,000	(1)	—	—	—
Health and Welfare Benefits	—	—	12,667	(2)	—	—	—
Equity Treatment	—	—	3,590,136	(3)	—	—	—
Relocation Benefits	—	—	—		—	—	—

TOTAL	—	—	3,902,803		—	—	—

(1)	Estimates based on aggregate payments to be made over severance period as follows: (a) Messrs. Ahearn and Kacir (12 months); (b) Messrs. Meyerhoff and Schultz (18 months); and (c) Mr. Sohn (24 months).

(2)	Estimates based on amounts paid for health and welfare benefits in 2007 multiplied by applicable continuation periods as follows: (a) Messrs. Ahearn and Kacir (12 months); (b) Messrs. Meyerhoff and Schultz (18 months); and (c) Mr. Sohn (24 months).

(3)	Estimated aggregate value of continued vesting of stock options and restricted stock units for 12 months following termination of employment based on assumption of constant share price of $266.04 per share.

(4)	Estimated amount payable with respect to Mr. Meyerhoff’s post-termination relocation benefit based on the assumption that relocation expenses will be approximately the same as his relocation expenses related to his move from California to Arizona upon the commencement of employment. Actual amounts payable may vary as his relocation benefit is not restricted with respect to location.

Potential Payments upon a Change of Control

Consequences of change of control under equity-based compensation plans

2006 Omnibus Incentive Compensation Plan.  The Company’s 2006 Omnibus Plan provides that, unless otherwise provided in an award agreement, in the event of a change of control (as defined below) of First Solar, unless provision is made in connection with the change of control for assumption of, or substitution for, awards previously granted, any equity awards outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control.

The term “change in control” in the 2006 Omnibus Plan is defined as the occurrence of any of the following events:

•	during any period of 24 consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets, subject to certain exceptions for transactions that would not constitute a change in control;

•	the approval by our shareholders of a plan of our complete liquidation or dissolution; or

•	an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than the greater of (a) 20% and (b) the percentage of the combined voting power of the outstanding voting securities owned by certain specified shareholders, including the Estate of John T. Walton and its beneficiaries, JCL Holdings, LLC, and its beneficiaries, and Michael Ahearn and his family at the time of such acquisition, with certain exceptions for certain acquisitions.

2003 Unit Option Plan.  The Company’s 2003 Plan permits the Company to accelerate options in the event of a change in control, but does not require the Company to do so.

Change in control severance agreements

First Solar has entered into change in control severance agreements, referred to as the CIC Agreements, with its executive officers and certain senior management, including each of its named executive officers. Under the CIC Agreements, if a change in control (substantially as defined in the 2006 Omnibus Plan) occurs, the executive would become immediately entitled to accelerated vesting of all equity-based, long-term incentive and cash incentive compensation awards (other than awards which by their express terms do not accelerate under the CIC Agreements).

Executives who are party to a CIC Agreement will also be entitled to additional benefits if the executive’s employment is terminated under certain circumstances. An executive is entitled to those severance benefits if the executive’s employment with First Solar is terminated in anticipation of a change in control or if, during the two-year period after a change in control, the executive’s employment is terminated without cause or the executive resigns for good reason (which includes material changes in an executive’s duties, responsibilities or reporting relationships, failure to provide equivalent compensation and benefits and being required to relocate 50 or more miles) (such termination, a “qualifying termination”). If terminated or separated from First Solar under those circumstances, the executive would be entitled to the following additional benefits under the CIC Agreement:

•	a lump-sum cash severance payment equal to two times the sum of (i) the greater of the executive’s base salary in effect immediately prior to the date of termination and the executive’s base salary in effect immediately prior to the change in control and (ii) the greater of the average annual cash bonuses for the previous three calendar years and the target annual bonus for the year of termination;

•	a prorated target annual bonus;

•	the continuation of welfare and fringe benefits for the earlier of (i) two years after executing a release of claims agreement and (ii) eighteen months after termination of employment; and

•	reimbursement for the cost of executive-level outplacement services (subject to a $20,000 ceiling).

In order to obtain severance benefits under a CIC Agreement, an executive must first execute a separation agreement with First Solar that includes a waiver and release of any and all claims against First Solar. For terminations other than a qualifying termination following a change in control, the executive is entitled to accrued rights only.

In addition to the foregoing, in accordance with the CIC Agreements, First Solar will make certain tax “gross-up” payments to the executive to cover excise taxes that may be imposed under Section 409A of the Internal Revenue Code in connection with qualifying termination payments (including the acceleration of equity-based, long-term incentive and cash compensation upon a change in control) unless the value of the payments and benefits in connection with the change in control does not exceed by 10% of the maximum amount payable without triggering any such taxes, in which case the payments and benefits will be reduced to such maximum amount.

The table below shows the amounts that would be payable to each of the named executive officers in the event of a qualifying termination following a change in control, if a change of control and the qualifying termination had occurred on December 28, 2007, using a $266.04 per share closing price.

The amounts do not include amounts payable pursuant to the Company’s contract, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

			Estimated
	Cash	Value of	Value of	Estimated	Estimated
	Severance	Accelerated	Medical and	Value of	Value of
	Payment	Equity	Welfare	Outplacement	280G Gross Up
	Amount	Awards	Benefits	Assistance	Payment	Total
Name and Principal Position	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Michael J. Ahearn	2,047,499	6,651,000	20,149	20,000	2,433,522	11,172,170
Jens Meyerhoff	1,368,000	39,343,056	15,438	20,000	10,853,432	51,599,926
Bruce Sohn	1,537,500	39,712,200	20,149	20,000	4,886,315	46,176,164
Kenneth M. Schultz	1,368,000	7,050,060	12,398	20,000	—	8,450,458
I. Paul Kacir	1,005,000	16,597,952	20,149	20,000	4,088,147	21,731,248

(1)	Vesting of equity awards is a “single-trigger” benefit, and awards vest upon a change of control.

(2)	Estimated value of medical and welfare benefits based on cost of premium payments for health and welfare benefits paid in 2007.

(3)	Assumes maximum payment of $20,000 which may be made for outplacement assistance.

(4)	Assumes highest Federal and state income tax rates.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Upon the recommendation of the independent members of the board of directors, the board of directors has nominated for election at the annual meeting the following slate of eight nominees. Information about these nominees is provided above under the heading “Directors”. Each of the nominees is currently serving as a director of the Company. The persons appointed in the enclosed proxy intend to vote such proxy for the election of each of the eight nominees named below, unless the shareholder indicates on the proxy that the vote should be withheld from any or all of the nominees. The Company expects each nominee for election as a director at the annual meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless you have withheld authority.

Nominees

The board of directors has nominated for election to the board of directors the following eight nominees:

Michael J. Ahearn
Craig Kennedy
James F. Nolan
J. Thomas Presby
Bruce Sohn
Paul H. Stebbins
Michael Sweeney
José H. Villarreal

Required Vote

The eight nominees receiving the highest number of affirmative votes of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of each of the foregoing nominees.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 27, 2008. During 2006 and 2007, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services”. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 27, 2008 requires the affirmative votes of a majority of the votes of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 27, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during the fiscal year ended December 29, 2007, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, other than a late Form 4 report filed by Paul H. Stebbins on February 26, 2007 to report the acquisition of 1,000 shares of our common stock on February 20, 2007, late Form 4 reports reporting on restricted stock grants made on August 16, 2007 to Messrs. Meyerhoff, Schultz and Sohn filed on August 21, 2007, and late Form 4 reports reporting on restricted stock grants made on September 28, 2007 to Messrs. Sweeney, Stebbins, Nolan, Presby, Kennedy and Villarreal filed on October 3, 2007.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors, executive officers and 10% shareholders.

OTHER MATTERS

It is not anticipated that any matters other than those described in this proxy statement will be brought before the annual meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

SHAREHOLDER PROPOSALS

A shareholder who would like to have a proposal considered for inclusion in our 2009 proxy statement must submit the proposal so that it is received by us no later than December 22, 2008. Commission rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. Shareholder proposals should be addressed to the Corporate Secretary, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

If a shareholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at next year’s annual meeting of shareholders, our bylaws require that the shareholder notify us in writing on or before February 22, 2009, but no earlier than January 23, 2009, to be included in our materials relating to that meeting. Proposals received after February 22, 2009 will not be voted on at the annual meeting. In addition, such proposal must also include, among other things, a brief description of the business desired to be brought before the annual meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting; the name and address, as they appear on the Company’s books, of the shareholder proposing such business or nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination or proposal is being made; the class or series and number of shares of the Company which are beneficially owned or owned of record by the shareholder and the beneficial owner; any material interest of the shareholder in such business; and a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at such meeting to propose such business. If the shareholder wishes to nominate one or more persons for election as a director, such shareholder’s notice must comply with additional provisions as set forth in our bylaws, including certain information with respect to the persons nominated for election as directors and any information relating to the shareholder that would be required to be disclosed in a proxy filing. Any such proposals should be directed to the Corporate Secretary, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the audit committee is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee is comprised of three non-management directors, each of whom is independent as that term is defined in the NASDAQ Marketplace Rules and satisfies the audit committee independence standard under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee was formed by a resolution of the Board of Directors on October 3, 2006 and held twelve meetings during fiscal 2007.

The Audit Committee operates under a written Audit Committee Charter that was approved by the Audit Committee and approved by the Board, and is of the view that it has complied with its charter.

The Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the audited financial statements of the Company for the fiscal year ended December 29, 2007 (the “Audited Financial Statements”). The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by SAS 89 and SAS 90), as in effect on the date of this proxy statement.

The Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence, (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, as in effect on the date of this proxy statement, and (iii) discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions described above, the Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee

J. Thomas Presby (Chair)
Craig Kennedy
Paul H. Stebbins

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card . PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: 01 — Michael J. Ahearn 02 — Craig Kennedy 03 — James F. Nolan 04 — J. Thomas Presby 05 — Bruce Sohn 06 — Paul H. Stebbins 07 — Michael Sweeney 08 — José H. Villarreal + Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 2. Ratification of appointment of PricewaterhouseCoopers LLPas the Independent Registered Public Accounting Firm forthe fiscal year ending December 27, 2008. For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 0177442 + STOCK# 00VXOA

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — First Solar, Inc. Solicited on Behalf of the Board of Directors for the Annual Meeting, May 23, 2008, Phoenix, Arizona 2008 Annual Meeting of First Solar, Inc. Shareholders May 23, 2008, 10:00 a.m. (Local Time) Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040 The undersigned hereby appoints Michael J. Ahearn and John T. Gaffney (the “proxies”), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040, on May 23, 2008, at 10:00 a.m., or at any adjournment thereof as stated on the reverse side. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.